Exhibit 99.1

Eyenovia Enters into Non-Binding Letter of Intent to effect Reverse Merger with Betaliq

Combination, if successful, would be a new publicly-listed eye care company combining Betaliq’s EyeSol® water-free drug delivery technology for glaucoma with Eyenovia’s Optejet® device platform

The combined company would continue marketing Eyenovia’s FDA-approved products – and plans to in-license additional products to generate near-term revenue

NEW YORK, March 20, 2025 – Eyenovia, Inc. (NASDAQ: EYEN) (“Eyenovia” or the “Company”), an ophthalmic technology company developing and commercializing advanced products leveraging its proprietary Optejet topical ophthalmic medication dispensing platform, today announced that it has entered into a non-binding letter of intent (LOI) contemplating a potential reverse merger transaction with Betaliq, Inc., a clinical stage pharmaceutical company with a therapeutic focus on glaucoma.

The proposed merger would create a new ophthalmic company that combines two FDA-approved technologies: Betaliq’s EyeSol® water-free drug delivery technology for use in glaucoma, and Eyenovia’s Optejet topical ophthalmic liquid dispensing platform.

The proposed transaction remains subject to completion of mutually satisfactory due diligence, the negotiation and execution of definitive agreements on mutually satisfactory terms, the approval of such definitive documentation by the boards of directors of both Eyenovia and Betaliq, and the completion of necessary financing contingencies. There can be no assurance that any such agreement will be executed or the proposed transaction with Betaliq will be consummated, or as to the timing of the entry of any such agreement or the consummation of such proposed transaction.

The proposed transaction assumes a value for Betaliq of approximately $77 million and a value for Eyenovia of approximately $15 million, assuming zero cash (net of liabilities) at merger closing. The exchange ratio is intended to result in Betaliq equity holders owning approximately 83.7% of the combined company, while Eyenovia equity holders would own approximately 16.3% at the closing of the merger, on a fully diluted basis.

Betaliq’s EyeSol technology offers increased bioavailability and a drop size of 10 microliters that can be replicated in the Optejet device. The EyeSol technology is currently used and licensed in FDA-approved topical eye care medications, including MEIBO™ (perfluorohexyloctane ophthalmic solution, Bausch + Lomb) and VEVYE™(cyclosporine ophthalmic solution 0.1%, Harrow)

Eyenovia’s Optejet dispensing platform, in addition to providing similar benefits to those provided by EyeSol, also may enhance the performance of products by making it easier to use and comply with therapy. Importantly, EyeSol is compatible with the Optejet.

Eyenovia continues to advance development of the user-filled Optejet and remains on track to file for U.S. regulatory approval in the fourth quarter of this year. The user-filled Optejet is designed to work with a variety of topical ophthalmic liquids, including artificial tears and lens rewetting products.

“Following a review of strategic alternatives that we initiated in January, I, along with my fellow Board members, concluded that continuing the negotiation of this potential merger with Betaliq is in the best interests of our company, our team members, patients and shareholders,” stated Michael Rowe, Chief Executive Officer of Eyenovia. “Under a combined new company, if the transaction is completed, our existing products could continue to be marketed to ophthalmologists and optometrists, while the combination of the EyeSol and Optejet technologies has the potential to create a platform that could fundamentally improve how topical eye medications and products are administered. We look forward to working with the Betaliq team on the completion of due diligence and the negotiation and potential execution of a definitive merger agreement in the coming weeks.”

Barry Butler, Chief Executive Officer of Betaliq, added, “This proposed merger with Eyenovia represents a significant opportunity in the eyecare space. The inherent synergies of the EyeSol and Optejet technologies could bring innovative new treatment options to patients with glaucoma as well as other ocular diseases. By leveraging the existing pipelines of Eyenovia and Betaliq with multiple opportunities for pipeline expansion through established partnerships, we believe we can build a leading ophthalmic company.”

Eyenovia does not intend to discuss or disclose further developments regarding these discussions unless and until such definitive agreement is executed or its Board of Directors has otherwise determined that further disclosure is appropriate or required by law.

Chardan is acting as advisor to Eyenovia in connection with the proposed transaction. Raymond James is acting as an advisor to Betaliq.

About Betaliq, Inc.

Betaliq, Inc., is a clinical stage pharmaceutical company with a therapeutic focus on Glaucoma, founded in 2018 through a collaboration with Novaliq GmbH. Betaliq is developing a global portfolio of topical glaucoma treatments based on the unique EyeSol® topical delivery system developed by Novaliq. This unique water-free eye drop technology offers increased residency time and enhanced bioavailability to provide the needed efficacy, while using less total drug. EyeSol® based eye drops are non-preserved not containing any chemical preservatives, like benzalkonium chloride, that can cause damage to the ocular surface, while being dispensed in a traditional multi-dose eye drop bottle. For more information, please visit Betaliq.com.

About Eyenovia, Inc.

Eyenovia, Inc. is an ophthalmic technology company developing and commercializing advanced products leveraging its proprietary Optejet topical ophthalmic medication dispensing platform. The Optejet is especially useful in chronic front-of-the-eye diseases due to its ease of use, enhanced safety and tolerability, and potential for superior compliance versus standard eye drops. Together, these benefits may combine to produce better treatment options and outcomes for patients and providers. The company’s current commercial portfolio includes clobetasol propionate ophthalmic suspension, 0.05%, for post-surgical pain and inflammation, and Mydcombi® for mydriasis. For more information, please visit Eyenovia.com.

Forward Looking Statements

Except for historical information, all the statements, expectations and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to the potential transaction with Betaliq, our future activities or other future events or conditions, including those relating to the completion of due diligence on and a definitive transaction agreement with Betaliq, the estimated market opportunities for our platform technology, the timing for sales growth of our approved products, and the outcome of the process to explore strategic alternatives to maximize shareholder value. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and in some cases are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the U.S. Securities and Exchange Commission.

In addition, such statements could be affected by risks and uncertainties related to, among other things: the risk that the proposed transaction with Betaliq does not proceed; risks of our clinical trials, including, but not limited to, the potential advantages of our products, and platform technology; the rate and degree of market acceptance and clinical utility of our products; our estimates regarding the potential market opportunity for our products; reliance on third parties to develop and commercialize our products; the ability of us and our partners to timely develop, implement and maintain manufacturing, commercialization and marketing capabilities and strategies for our products; intellectual property risks; changes in legal, regulatory, legislative and geopolitical environments in the markets in which we operate and the impact of these changes on our ability to obtain regulatory approval for our products and product candidates; our competitive position; and our ability to raise additional funds and to make payments on our debt obligations as and when necessary.

Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, Eyenovia does not undertake any obligation to update any forward-looking statements.

Eyenovia Contact: Eyenovia, Inc. Norbert Lowe Vice President, Commercial Operations nlowe@eyenovia.com	Betaliq Contact: Betaliq, Inc. Barry Butler Chief Executive Officer bbutler@blgmgmt.com
Eyenovia Investor Contact: Eric Ribner LifeSci Advisors, LLC eric@lifesciadvisors.com (646) 751-4363